 Exhibit (a)(1)(iv)
Offer to Purchase for Cash
Up to 6,340,000 shares of Common Stock
of
The Howard Hughes Corporation
by
Pershing Square, L.P.,
Pershing Square International, Ltd.
and
Pershing Square Holdings, Ltd.
at
a purchase price not greater than $60.00 nor less than $52.25 per share
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF NOVEMBER 10, 2022, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).
October 14, 2022
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:
We have been engaged by Pershing Square, L.P., a Delaware limited partnership (“PS”), Pershing Square International, Ltd., a Cayman Islands exempted company (“PS International”), and Pershing Square Holdings, Ltd., a limited liability company incorporated in Guernsey (“PSH” and together with PS and PS International, the “Purchasers”), to act as information agent in connection with the Purchasers’ offer to purchase for cash up to an aggregate of 6,340,000 shares of common stock, $0.01 par value per share (each, a “Common Share”), of The Howard Hughes Corporation, a Delaware corporation (the “Company”), at a price not greater than $60.00 nor less than $52.25 per Common Share (the “Purchase Price”), net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 14, 2022 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). If the Purchasers accept any Common Shares for purchase pursuant to the Offer, PS, PS International and PSH will purchase approximately 7.47%, 2.27% and 90.26%, respectively, of those Common Shares and their purchase obligation will be several in accordance with those percentages and not joint. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal.
The Purchasers are conducting the Offer through a procedure commonly called a “modified Dutch auction.” Each tendering stockholder will specify a price, not greater than $60.00 nor less than $52.25 per Common Share, at which the stockholder is willing to sell Common Shares in the Offer. The Purchase Price will be the lowest single purchase price within that range that will allow us to purchase 6,340,000 Common Shares (or, if fewer than 6,340,000 Common Shares are properly tendered and not properly withdrawn, all Common Shares properly tendered and not properly withdrawn). If the Purchasers accept any Common Shares for purchase in the Offer, the Purchasers will accept only Common Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn, and all Common Shares the Purchasers purchase in the Offer will be acquired at the Purchase Price (including those tendered at prices below the Purchase Price).
If more than 6,340,000 Common Shares are properly tendered at or below the Purchase Price and not properly withdrawn, the Purchasers will, upon the terms and subject to the conditions of the Offer, purchase those Common Shares on a pro rata basis as described in the Offer to Purchase. Any Common Shares not purchased in the Offer will be returned to the tendering stockholders promptly after the Expiration Date. The Purchasers reserve the right, in their sole discretion, to change the purchase price range per Common

Share and to increase or decrease the number of Common Shares sought in the Offer, subject to applicable law. Under no circumstances will interest be paid on the purchase price for the Common Shares.
The Purchasers reserve the right, in their sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 6 of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.
By following the instructions to the Letter of Transmittal, stockholders can specify different minimum prices for specified portions of their Common Shares, but a separate Letter of Transmittal must be submitted for Common Shares tendered at each price. Stockholders can also specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered Common Shares are purchased pursuant to the Offer. In the event a stockholder does not designate such order and fewer than all Common Shares are purchased due to proration, Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”) will select the order of Common Shares purchased.
The Offer is not conditioned on the receipt of financing or any minimum number of Common Shares being tendered. The Offer is, however, subject to certain other conditions. See Section 6 of the Offer to Purchase.
For your information and for forwarding to those of your clients for whom you hold Common Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1.
The Offer to Purchase;

2.
The Letter of Transmittal for your use and for the information of your clients, including an Internal Revenue Service Form W-9;

3.
Notice of Guaranteed Delivery to be used to accept the Offer if the Common Share certificates and all other required documents cannot be delivered to the Depositary before the Expiration Date or if the procedure for book-entry transfer cannot be completed before the Expiration Date;

4.
A letter to clients that you may send to your clients for whose accounts you hold Common Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5.
A return envelope addressed to Computershare Trust Company, N.A., as Depositary for the Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF NOVEMBER 10, 2022, UNLESS THE OFFER IS EXTENDED.
For Common Shares to be tendered properly pursuant to the Offer, one of the following must occur: (1) the certificates for such Common Shares, or confirmation of receipt of such Common Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, together with (a) a properly completed and duly executed Letter of Transmittal including any required signature guarantees and any documents required by the Letter of Transmittal or (b) an Agent’s Message (as defined in Section 3 of the Offer to Purchase) in the case of a book-entry transfer, must be received before 12:00 Midnight, New York City time, at the end of November 10, 2022 by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, or (2) stockholders whose certificates for Common Shares are not immediately available or who cannot deliver their certificates and all other required documents to the Depositary or complete the procedures for book-entry transfer prior to the Expiration Date must properly complete and duly execute the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.
The Purchasers, Pershing Square Capital Management, L.P., PS Management GP, LLC and William A. Ackman (collectively, the “Pershing Square Persons”) will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Dealer Manager and the Information Agent, as described in Section 14 of the Offer to Purchase, and Soliciting Dealer Fees (as defined in the Offer to Purchase)) for soliciting tenders of Common Shares pursuant to the Offer. The Purchasers will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Common Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of the Pershing Square Persons, the Dealer Manager, the Information Agent or the Depositary for purposes of the Offer. The Purchasers will pay or cause to be paid all stock transfer taxes, if any, on their purchase of Common Shares except as otherwise provided in the Offer to Purchase or Instruction 7 in the Letter of Transmittal.
Any questions, requests for assistance or requests for additional copies of enclosed materials may be directed to us as the Information Agent at the telephone number and address set forth on the back cover of the Offer to Purchase.
Very truly yours,
D.F. King & Co., Inc.
Enclosures
NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE PERSHING SQUARE PERSONS, THE DEALER MANAGER. THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.